                                                                     Exhibit 5.1

                       [LETTERHEAD OF HOGAN & HARTSON L.L.P.]

                                 April 27, 1998

Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama  35202

Ladies and Gentlemen:

     We are acting as counsel to Colonial Properties Trust, an Alabama real estate investment trust (the "Company"), in connection with its registration statement on Form S-3 (SEC File No. 333-38613) (the "Registration Statement"), previously declared effective by the Securities and Exchange Commission, relating to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in a prospectus that forms a part of the Registration Statement, and as to be set forth in one or more supplements to a prospectus. This opinion letter is rendered in connection with the proposed offering of up to 3,450,000 common shares of beneficial interest, par value $.01 per share (the "Shares"), of the Company, as described in a Prospectus dated November 21, 1997 (the "Prospectus"), and a Prospectus Supplement dated April 21, 1998 (the "Prospectus Supplement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Sections 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1.  An executed copy of the Registration Statement.

     2.  The Prospectus and the Prospectus Supplement.

     3. The Declaration of Trust of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

Board of Trustees
Colonial Properties Trust
April 27, 1998
Page 2


     4. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

     5.  Certain resolutions of the Board of Trustees of the Company
         (the "Board") adopted at a meeting held on October 23, 1997, authorizing the preparation, execution and filing of the Registration Statement, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

     6. Certain resolutions of the Pricing Committee of the Board adopted by written consent of the sole member on April 21, 1998, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Agreements (as defined below), and arrangements in connection therewith, and the issuance of the Shares on the terms set forth therein.

     7.  Executed copies of the Underwriting Agreement dated April 21,
         1998, by and among Colonial Properties Trust, Colonial Realty Limited Partnership and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriting Agreement"), and the related Terms Agreement dated April 21, 1998, by and between Colonial Properties Trust and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Terms Agreement," and, collectively with the Underwriting Agreement, the "Agreements").

     8. Opinion letter, of even date herewith, of Sirote & Permutt, P.C., special counsel to the Company in the State of Alabama.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Trustees
Colonial Properties Trust
April 27, 1998
Page 3

     This opinion letter is based as to matters of law solely on the Alabama Real Estate Investment Trust Act of 1995, and we express no opinion herein as to any other laws, statutes, regulations or ordinances. In rendering this opinion letter, we are relying, to the extent that the laws of Alabama are relevant (without any independent verification or investigation), upon the opinion letter of Sirote & Permutt, P.C., special counsel to the Company in the State of Alabama, described in paragraph 8 above, with respect to the matters addressed therein.

     Based upon, subject to and limited by the foregoing, we are of the opinion that, following issuance of the Shares pursuant to the terms of the Agreements and receipt by the Company of the consideration for the Shares specified in the resolutions of the Pricing Committee described in paragraph 6 above, the Shares will be validly issued, fully paid and nonassessable under the Alabama Real Estate Investment Trust Act of 1995.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption "Legal Matters" in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                          Very truly yours,


                                          HOGAN & HARTSON L.L.P.